UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2014

Lumber Liquidators Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33767	27-1310817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 John Deere Road Toano, Virginia		23168
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2014, the Board of Directors of Lumber Liquidators Holdings, Inc. (the “Company”) took action to increase the number of directors on the Company’s Board of Directors from eight to nine. In connection with that action, the Board appointed Nancy M. Taylor to serve, effective April 1, 2014, as a new director in the class of directors whose current terms expire in 2015. The Board anticipates naming Ms. Taylor to serve on one or more committees of the Board, but at the time of this Form 8-K, the Board has not determined the committee(s) to which she will be named. The Company will file an amendment to this Form 8-K naming those committees once they are determined.

Ms. Taylor currently serves as the President and Chief Executive Officer of Tredegar Corporation, serving in such roles since January 2010, and is a member of Tredegar’s Board of Directors. Prior to assuming her current positions, she was Executive Vice President of Tredegar responsible for corporate business development in addition to her role as President of Tredegar Film Products. Previously, she served in roles of increasing responsibility at Tredegar since she joined the company in 1991. Before joining Tredegar, she was an associate at the law firm of Hunton & Williams. Ms. Taylor received a B.A. degree at College of the Holy Cross and a law degree from Catholic University of America.

Ms. Taylor’s compensation will be consistent with the compensation policies applicable to the Company’s other non-employee directors as disclosed in our Proxy Statement for our 2014 Annual Meeting of Stockholders.

The Company issued a press release on March 31, 2014 announcing the appointment of Ms. Taylor, a copy of which is being furnished as an exhibit to this report and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMBER LIQUIDATORS HOLDINGS, INC.
(Registrant)

Date: March 31, 2014	By:	/s/ E. Livingston B. Haskell
E. Livingston B. Haskell Secretary and General Corporate Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 31, 2014.